FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	01/24/12
Settle Date	01/30/12
Security Name	NYC Water 5% 5/15/45
CUSIP	64972F5D4
Price	$108.597
Transaction Value	$5,429,850.00
Class Size	400,000,000
% of Offering	1.25%
Underwriter Purchased From	Ramirez & Co.
Underwriting Members: (1)	Ramirez & Co.
Underwriting Members: (2)	Barclays Capital
Underwriting Members: (3)	Jefferies & Company, Inc.
Underwriting Members: (4)	Morgan Keegan
Underwriting Members: (5)	M.R Beal & Co.
Underwriting Members: (6)	Bank of American Merrill Lynch
Underwriting Members: (7)	Citigroup
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	J.P. Morgan Securities LLC
Underwriting Members: (11)	Loop Capital Markets
Underwriting Members: (12)	Morgan Stanley
Underwriting Members: (13)	Raymond James & Associates, Inc.
Underwriting Members: (14)	RBC Capital Markets
Underwriting Members: (15)	Rice Financial Products Company
Underwriting Members: (16)	Roosevelt & Cross, Inc.
Underwriting Members: (17)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (18)	Wells Fargo Bank
Underwriting Members: (19)	BB&T Capital Markets
Underwriting Members: (20)	Lebenthal & Co., LLC
Underwriting Members: (21)	Oppenheimer & Co., Inc.
Underwriting Members: (22)	Piper Jaffray
Underwriting Members: (23)	Stifel, Nicolaus & Company, Inc.